               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

      COLUMBUS MCKINNON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

      THE COLUMBUS MCKINNON SHAREHOLDRS COMMITTEE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

News Release                        [LETTERHEAD OF MACKENZIE PARTNERS, INC.]


CONTACT:
Stan Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

                COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                   COMMENCES MAILING OF PROXY MATERIALS;
               Seeks Board Control at August 16 Annual Meeting.

NEW YORK, NEW YORK, July 29, 1999--The Columbus McKinnon Shareholders Committee, which owns approximately 8.5% of the common shares of Columbus McKinnon Corporation (NASDAQ: CMCO), announced today that it has commenced mailing of its proxy materials in its solicitation to replace five directors at the Company's August 16, 1999 annual meeting:

The complete text of the Committee's letter follows:

                            [LETTER COPY ATTACHED]

                                     # # #

                  THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                          C/O MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                                                                   July 29, 1999

                     WE ARE SEEKING YOUR SUPPORT TO REPLACE
                          THE COLUMBUS MCKINNON BOARD.

DEAR FELLOW COLUMBUS MCKINNON SHAREHOLDER:

     We are long-time shareholders of Columbus McKinnon who joined together to elect a slate of independent directors for the Company. We are doing this for a simple reason: we believe that the Company's Board of Directors should be committed to maximizing shareholder value and that the current Board of Directors has failed to do so. We ask that you take the time to carefully consider our reasons for electing new outside directors, and vote the GOLD proxy card for our slate of nominees.

               WE BELIEVE THE COMPANY COULD BE SOLD AT A PREMIUM,
                       BUT MANAGEMENT REFUSES TO LISTEN.

     In making your decision please consider the following:

       WE BELIEVE THAT THERE IS GREAT VALUE IN THE COMPANY'S CORE BUSINESS AND THAT THE PUBLIC MARKETS HAVE NOT RECOGNIZED THIS VALUE. WE HAVE SPOKEN TO A NUMBER OF THIRD PARTIES WHO HAVE EXPRESSED AN INTEREST IN ACQUIRING COLUMBUS MCKINNON. SOME OF THESE THIRD PARTIES HAVE ATTEMPTED TO COMMUNICATE THEIR INTEREST TO THE COMPANY THROUGH BEAR STEARNS, ONE OF THE COMPANY'S TRADITIONAL INVESTMENT BANKERS, BUT HAVE BEEN REBUFFED.

       Our conversations with these third parties, and our own analysis, have persuaded us that the Company could be sold at a premium over the prices that have prevailed over the last year.

       MANAGEMENT HAS SIMPLY REFUSED TO SERIOUSLY ENTERTAIN THE POSSIBILITY OF SELLING THE COMPANY. INDEED, ON A RECENT CONFERENCE CALL WITH INVESTORS, MANAGEMENT DENIED THAT IT HAD RECEIVED ANY EXPRESSIONS OF INTEREST. BUT WHEN MANAGEMENT WAS ASKED ABOUT APPROACHES MADE TO BEAR STEARNS, IT BECAME CLEAR THAT MANAGEMENT HAD INSTRUCTED BEAR STEARNS TO REBUFF ANY EXPRESSION OF INTEREST.

       If you have not already listened to the call, we encourage you to do so by calling toll-free (800) 925-0870. If the tape of the call is for some reason unavailable, please call MacKenzie Partners, Inc. for a transcript, toll-free at (800) 322-2885.

                      THE BOARD'S STRATEGY IS NOT WORKING.

       Two years ago, in July 1997, Jeffrey E. Schwarz and Robert Lietzow met with management to suggest that a sale of the Company might be an effective means of realizing shareholder value. Management assured them it was the 'wrong time to sell'. We accepted management's assurance at face value.

       IN THE 22 MONTH PERIOD THAT FOLLOWED THAT MEETING, COLUMBUS'S SHARE PRICE APPRECIATED BY 8.25%, WHILE THE S&P 500 INDEX ROSE 48%.

       WE BELIEVE THAT THE CURRENT BOARD'S STRATEGY, WHICH HAS INVOLVED SIGNIFICANT ACQUISITIONS OUTSIDE OF THE COMPANY'S CORE HOIST AND RELATED PRODUCTS BUSINESS LINE, HAS THE POTENTIAL TO ERODE THE VALUE OF COLUMBUS MCKINNON.

                    THE LICO ACQUISITION HAS BEEN A FAILURE.

       In March 1998, the Company acquired LICO, by far its largest acquisition in the last 2 1/2 years. At the time management trumpeted the LICO acquisition as a significant part of its strategy, even though LICO greatly increased the Company's exposure to the highly cyclical auto industry.

       IN FACT, AS THE COMPANY'S MOST RECENT EARNINGS ANNOUNCEMENT CONFIRMS, THE ACQUISITION OF LICO HAS BEEN A FAILURE. EVEN MANAGEMENT CONCEDES THAT LICO'S RESULTS 'ARE STILL WELL BELOW OUR INTERNAL OBJECTIVES.'

       At the time of the acquisition, LICO had an order backlog of $136 million and management projected it would achieve approximately $200 million of revenues for fiscal 1999. However, LICO wound up only generating $165 million in revenue, a 17% shortfall. Perhaps of even greater concern, LICO's backlog has fallen 24% to $104 million and margins have declined precipitously from 11.6% in the quarter immediately following its acquisition to 1.7% in the most recent quarter.

       At the time of the LICO purchase, Messrs. Schwarz and Lietzow conveyed their concern about that acquisition but management assured them it was in the best interests of the Company. IN THE 13 MONTHS THAT FOLLOWED, COLUMBUS'S SHARE PRICE DECLINED BY 27%, WHILE THE S&P 500 INDEX ROSE BY 20%. NOW MANAGEMENT ONCE AGAIN ASSURES THE SHAREHOLDERS, 'NOW IS NOT THE RIGHT TIME TO SELL THE COMPANY.'

       THOUGH MANAGEMENT ITSELF HAS ACKNOWLEDGED THAT THE COMPANY'S HIGH DEBT LEVEL AND LOW STOCK PRICE MAKE THE IMPLEMENTATION OF MANAGEMENT'S GROWTH PLAN MORE EXPENSIVE AND DIFFICULT, THE INCUMBENT BOARD HAS REFUSED TO PURSUE THE EVALUATION OF ALTERNATIVE STRATEGIES, SUCH AS A SALE OR STRATEGIC MERGER OF THE COMPANY, EVEN THOUGH SUCH ALTERNATIVES MIGHT PROVIDE SUPERIOR RETURNS TO SHAREHOLDERS. As an example, the Company has hired Goldman Sachs at great expense with the very limited mandate of advising on the proxy fight, but not to evaluate alternatives for maximizing shareholder value.

                              THE CHOICE IS YOURS.

     In deciding whom to support, you should carefully consider whether management's plan, even if completely successful, would produce full value for shareholders in one, two or even three years or more. At the same time, consider the risk to your investment if management fails to execute on one or more parts of its plan, or fails to execute on schedule. Even if you think management's plan can succeed, you should consider whether you want non-management directors that are open to exploring alternatives that may be available.

     The Shareholder Committee's Nominees include experienced industry executives and shareholders, who are committed to considering all alternatives to maximizing value for shareholders. In particular, they intend to fully evaluate whether a sale of the business or a strategic merger with other industry participants, would provide more value to shareholders than continued independent operation.

  DON'T BE MISLED. THE COMMITTEE SHARES YOUR INTEREST IN SEEING THE COMPANY'S
                     VALUE MAXIMIZED FOR ALL SHAREHOLDERS.

     Finally, don't be misled by management's mischaracterizations of who we are. We are a group of longtime shareholders of the Company. Most of us have been shareholders since shortly after the Company went public over three years ago. In that time, some of us have engaged in a continuing dialogue with management.

     WE FEEL WE CAN NO LONGER AFFORD MANAGEMENT'S ASSURANCES. OUR INVESTMENT IN THE COMPANY IS SUBSTANTIAL; WE CURRENTLY OWN APPROXIMATELY 8.5% OF THE COMPANY'S OUTSTANDING SHARES. WE HAVE INVESTED HUNDREDS OF THOUSANDS OF DOLLARS OF OUR MONEY AND DEVOTED HUNDREDS OF HOURS OF OUR TIME TO ELECTING A SLATE COMMITTED TO MAXIMIZING SHAREHOLDER VALUE. MANAGEMENT HAS SPENT OVER $1 MILLION OF YOUR MONEY ON LAWYERS, INVESTMENT BANKS, PRIVATE INVESTIGATORS AND PROXY SOLICITORS TO OPPOSE OUR EFFORTS.

                TIME IS SHORT. THE ANNUAL MEETING IS AUGUST 16.
                          VOTE YOUR GOLD PROXY TODAY.

     Voting for the Shareholder Nominees is voting to explore all means to realize value from current businesses. Voting for the incumbent Board endorses the LICO strategy and more acquisitions like it.

     Enclosed with this letter and Proxy Statement is a GOLD proxy card on which you can vote for the nominees of the Shareholder Committee. Please carefully consider your choice and then we ask that you sign, date and mail the GOLD proxy in the postage-paid envelope.

     REMEMBER: EVEN IF YOU HAVE ALREADY VOTED A PROXY CARD IN FAVOR OF MANAGEMENT'S NOMINEES, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND VOTE A GOLD PROXY CARD FOR THE COMMITTEE'S NOMINEES. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT IN THE FINAL TALLY.

     If you have any questions about voting, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

     On behalf of The Columbus McKinnon Shareholders Committee,

                                          Very truly yours,

                                          JEFFREY E. SCHWARZ